Kentex Petroleum, Inc. Announces Letter Of Intent to Acquire Northern Oil and Gas, Inc.

Salt Lake City, Utah (BUSINESS WIRE) – December 19, 2006 – Kentex Petroleum, Inc. (OTC:BB KNTX), today announced the execution of a Letter of Intent to acquire Northern Oil and Gas, Inc., a Nevada gas and oil exploration and development corporation.

The closing is subject to the execution and delivery of a definitive agreement and various other conditions, including but not limited to the raising of minimum gross proceeds of $2,000,000 by Northern Oil and Gas, Inc., prior to closing. No assurance can be given that this acquisition will be completed.

About Northern Oil and Gas, Inc.

Northern Oil & Gas, Inc. is a Nevada corporation focused on drilling exploratory and developmental wells in the Rocky Mountain regions of the United States.

The primary assets of the corporation are two leaseholds in the Williston Basin. The corporation controls 22,000+/- acres (net) in Sheridan County, Montana, two-thirds of which has a 3-D seismic grid (SHERIDAN STACKED PAY). The corporation also controls 3,600+/- acres (net) in Mountrail County, North Dakota (BAKKEN SHALE).

More information may be found at www.northernoil.com.

Safe Harbor

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contacts

Kentex Petroleum, Inc.

Sarah E. Jenson, 801-278-9424

Northern Oil and Gas, Inc.

Michael Reger, 952-476-9800

www.northernoil.com

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